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                                                                      EXHIBIT 11


                              WORLD AIRWAYS, INC.
               CALCULATIONS OF EARNINGS (LOSS) PER COMMON SHARE
                     FOR THE THREE MONTHS ENDED MARCH 31,
                       (IN THOUSANDS EXCEPT SHARE DATA)
                                  (UNAUDITED)

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

                                                        1977            1996
                                                    ------------     ------------

Earnings (loss) from continuing operations
     applicable to common stock                     $     5,020      $     (3,687)

Discontinued operations                                      --            (4,187)
                                                    -----------       -----------

Net earnings (loss) applicable to common stock      $     5,020       $    (7,874)
                                                    ===========       ===========


Weighted average common shares outstanding           11,232,653        12,000,064

Weighted average options and warrants
     treated as common stock equivalents                  5,490                --
                                                    -----------       -----------
Primary and fully diluted number of shares           11,283,143        12,000,064
                                                    ===========       ===========

EARNINGS (LOSS) PER COMMON EQUIVALENT SHARE:

    Continuing Operations                                 $0.45            $(0.31)
    Discontinued operations                                  --             (0.35)
                                                          -----            ------
    Net earnings (loss)                                   $0.45            $(0.66)
                                                          =====            ======
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